EXHIBIT 99.1


[GRAPHIC OMITTED]
                                                Willis Lease Finance Corporation
                                                     180 Harbor Drive, Suite 200
                                                             Sausalito, CA 94965
                                                            (415) 331-5281 Phone
                                                              (415) 331-6070 Fax
FOR RELEASE
Wednesday, September 10, 1997

Len Cereghino & Co.                    CLIENT:  WILLIS LEASE FINANCE CORPORATION
CORPORATE INVESTOR RELATIONS          CONTACT:  Don Nunemaker
2605 Western Ave., Seattle WA  98121            Executive Vice President and
(206) 448-1996                                  Chief Administrative Officer
                                                (415) 331-5281
NEWS RELEASE

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          WILLIS LEASE FINANCE CORPORATION HIRES JAMES MCBRIDE AS CFO;
                     ELLIOT FISCHER NAMED VP - SYNDICATIONS

         Sausalito, CA - September 10, 1997--Willis Lease Finance Corporation (NASDAQ:WLFC) today announced the continued expansion of its management team. James McBride, former Senior Vice President and Chief Financial Officer of Triton Container International, Limited, a $200 million revenue company, joins the company as Executive Vice President, Chief Financial Officer, effective September 15, 1997. Elliot M. Fischer will take over the newly created position of Vice President - Syndications.

         "The complexity and diversity of the finance role in this company, coupled with the fast pace generated by our rapid growth, mandates a further enhancement of our senior management team. Our finance department has built an impressive record in the past two years. Accomplishments include completing our IPO, renegotiating credit lines and providing excellent service to our customers and investors. Expanding the capabilities of our senior financial group is a critical component of our strategy to take this company to the next level, and to capitalize on the momentum we've generated thus far," stated Charles F. Willis, President and CEO.

         "James McBride brings over 20 years of experience in the leasing industry and capital markets. He also has expertise in financial controls, international operations, capital formation,

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information systems,  acquisitions and risk management," said Willis. During his
12 years at Triton, McBride served as Director of Finance, Treasurer, VP of Finance and Chief Financial Officer. A resident of San Francisco, he holds an MBA from the University of California in Berkeley.

         "Elliot Fischer, who as CFO has been instrumental in our early growth, will assume the new position of Vice President - Syndications," said Willis. "Capitalizing on his strengths, Elliot's primary focus will be to manage our syndication activities and oversee the financing of individual assets. He will also continue to provide financial analysis relative to new equipment acquisitions and programs in support of the company's sales activities."

         Willis Lease Finance Corporation provides operating leases of spare commercial aircraft engines worldwide to commercial airlines, aircraft manufacturers and overhaul/repair facilities. The Company also engages in the purchase and resale of used and refurbished commercial aircraft engines and airframe and engine components.


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NOTE:  Transmitted on PR Newswire at 1:40 p.m., PDT, September 10, 1997.


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